EXHIBIT 10.1

** Portions of this agreement have been omitted and filed separately with the SEC pursuant to a confidential treatment request

CONFIDENTIAL
EXECUTION VERSION

ALFALFA DISTRIBUTION AGREEMENT

This Alfalfa Distribution Agreement (the "Agreement") is entered into as of this 31st day of December, 2014 (hereinafter referred to as the "Effective Date"), by and between Pioneer Hi-Bred International, Inc., a company organized and existing under the laws of the State of Iowa, with its principal place of business at 7100 N.W. 62nd Ave, Johnston, Iowa 50131, (hereinafter referred to as "Pioneer"), and S&W Seed Company, a company organized and existing under the laws of the State of Nevada, with its principal place of business at 25552 South Butte Avenue, Five Points, California 93624, (hereinafter referred to as "Company").

RECITALS:

WHEREAS, Pioneer and Company are parties to that certain Asset Purchase and Sale Agreement dated December 19, 2014 (the "APSA"), pursuant to which Company and/or its Affiliates purchased or licensed from Pioneer and/or its Affiliates, and Pioneer and/or its Affiliates sold or licensed to Company and/or its Affiliates, certain assets associated with the development of specified commercial alfalfa seed, as provided therein;

WHEREAS, subject to the terms and conditions of the APSA, Pioneer and Company may enter into that certain Asset Purchase and Sale Agreement following the Closing Date (the "Second APSA"), pursuant to which Company and/or its Affiliates may purchase from Pioneer and/or its Affiliates, and Pioneer and/or its Affiliates may sell to Company and/or its Affiliates, certain assets associated with the development of specified commercial alfalfa seed, as provided therein;

WHEREAS, Pioneer and Company have agreed that for technical, commercial and other reasons it may be advisable and/or necessary that Company engage Pioneer, on an exclusive basis, as a distributor of Company and its Affiliates in connection with the marketing, promotion, distribution and sale of certain alfalfa products under the Pioneer brand name within the Territory, upon and subject to the terms contained in this Agreement; and

WHEREAS, Pioneer wishes to act as the exclusive distributor of Company and its Affiliates in connection with the marketing, promotion, distribution and sale of certain alfalfa products under the Pioneer brand name within the Territory, upon and subject to the terms contained in this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND COVENANTS CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. Definitions

1.1.   "Affiliate" means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer, director, general partner, member or trustee of any Person described in clause (a) or (b) of this sentence. For purposes of this definition, the terms "control," "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2.   "Dealer" means any person, entity or organization designated by Pioneer to market, promote, distribute or sell Pioneer Products solely within the Territory.

1.3.   "Commercialization Selection List" means, for each applicable Sales Year, a list prepared by Company setting forth Experimental Varieties selected by Pioneer in accordance with the terms of this Agreement. The initial Commercialization Selection List shall comprise the Initial Experimental Varieties (hereinafter, the "Initial Commercialization Selection List").

1.4.   "Company Rights" means patents and patent applications, and other proprietary rights, including but not limited to, parental lines, in-bred lines, plant materials, germplasm, and any progeny or derivatives from any of them, plant variety rights, plant breeder rights, trade-secrets, formulae, methods, processes, techniques, information, and know-how, owned or under license by Company, or any of its Affiliates.

1.5.   "Experimental Variety" means all varieties of alfalfa seed in which Company or its Affiliates has proprietary rights and/or the right to license such rights to Pioneer on the terms and conditions set forth herein, that Pioneer selected, in the relevant year, from the Testing Year Selection List or pursuant to Section 2.2.3.4 or Section 2.2.4.6. The initial Experimental Varieties shall be as set forth on Schedule 1.5 attached hereto (the "Initial Experimental Varieties").

1.6.   "Person" - means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

1.7.   "Pioneer Products" shall mean commercial alfalfa seed products offered exclusively for sale by Company or its Affiliates to Pioneer from time to time, in accordance with the terms of this Agreement, and intended for sales to customers or to Dealers solely within the Territory. The Pioneer Products shall be identified on Schedule 1.7 attached hereto, as such Schedule may be further amended from time to time by Pioneer and Company or to reflect the products with respect to which Pioneer shall obtain rights to (or lose rights to) in accordance with the terms of this Agreement. For the avoidance of doubt, non-dormant varieties of Pioneer Products shall include only those varieties of alfalfa seed products that are derived from germplasm included as a Purchased Asset under the APSA or the Second APSA, as applicable, including any germplasm that is the subject of any Transferred Contract (as such term is defined in either the APSA or the Second APSA, as applicable).

1.8.   "Production Agreement" means the Contract Alfalfa Production Services Agreement by and between Pioneer and Company dated of even date herewith.

1.9.   "Research Agreement" means the Research Agreement by and between Pioneer and Company dated of even date herewith.

1.10.   "SY-1" means the twelve month period beginning on January 1 and ending on December 31 of the calendar year immediately prior to the Sales Year. By way of example, in Sales Year 2019, SY-1 shall be calendar year 2018.

1.11.   "SY-2" means the twelve month period beginning on January 1 and ending on December 31 of the calendar year that is two calendar years immediately preceding the Sales Year. By way of example, in Sales Year 2019, SY-2 shall be calendar year 2017.

1.12.   "SY-3" means the twelve month period beginning on January 1 and ending on December 31 of the calendar year that is three calendar years immediately preceding the Sales Year. By way of example, in Sales Year 2019, SY-3 shall be calendar year 2016.

1.13.   "SY-4" means the twelve month period beginning on January 1 and ending on December 31 of the calendar year that is four calendar years immediately preceding the Sales Year. By way of example, in Sales Year 2019, SY-4 shall be calendar year 2015.

1.14.   "Sales Year" means the twelve-month period beginning on January 1 of a year and ending on December 31 of such year.

1.15.   "Technical Information" means any technical knowledge, know-how or other information in any form, including but not limited to, oral, written, graphic, demonstrative or sample form which in any way relates or pertains to varieties or Experimental Varieties, including information about pedigrees, combining ability, agronomic performance, disease characteristics, production characteristics, phenotypic information or molecular characteristics.

1.16.   "Territory" means the United States, Canada, Mexico, Italy, Spain, Germany, Romania, Bulgaria, Slovenia, Russia, Ukraine, Egypt, Saudi Arabia, Morocco, New Zealand, China, India, Pakistan, France, Greece and such other countries and territories as the parties shall mutually agree upon in writing.

1.17.   "Testing Year Selection List" means a list, prepared annually by Company, setting forth all of Company's or its Affiliate's varieties of alfalfa seed developed by Company or its Affiliates derived from germplasm included as a Purchased Asset under the APSA or the Second APSA, as applicable, (including any germplasm that is the subject of any Transferred Contract, as such term is defined in the APSA or the Second APSA, as applicable) by pedigree or to which Company or its Affiliates has obtained proprietary and/or distribution rights (other than, in the case of non-dormant alfalfa seed, proprietary germplasm of the Company or its Affiliates). The Testing Year Selection List for Sales Year 2018 shall include varieties of alfalfa seed developed by Company or its Affiliates derived from germplasm included as a Purchased Asset under the APSA or the Second APSA, as applicable, (including any germplasm that is the subject of any Transferred Contract, as such term is defined in the APSA or the Second APSA, as applicable) by pedigree or to which Company or its Affiliates has obtained proprietary and/or distribution rights on or after the Effective Date and on or prior to December 31, 2014 (other than, in the case of non-dormant alfalfa seed, proprietary germplasm of the Company or its Affiliates).

1.18.   "Trademarks" means the trademarks owned by Pioneer, including the brand name PIONEER and the trapezoid symbol and such other trademarks as Pioneer has either adopted or registered for, and including the marks detailed in Appendix B.

2. Planning, Production and Distribution of Pioneer Products

2.1.   Distribution

2.1.1.   Subject to the terms and conditions set forth in this Agreement, (i) Company hereby appoints, and causes its Affiliates to appoint, Pioneer and its Affiliates as Company's and its Affiliates' exclusive distributor (to the extent expressly set forth herein) for the marketing, promotion, distribution and sale of the Pioneer Products offered for sale in the Territory during the term of this Agreement, (ii) Pioneer and its Affiliates hereby accept such appointment and (iii) in connection therewith, Company hereby grants to Pioneer and its Affiliates under the Company Rights (and shall cause its Affiliates to grant under the applicable Company Rights) an exclusive right (to the extent expressly set forth herein) to market, promote, distribute and sell Pioneer Products in the Territory, including with said grant, the right to use and exercise the Company Rights solely as necessary to market, promote distribute and sell Pioneer Products in the Territory and in accordance with the terms of this Agreement or otherwise to perform its obligations pursuant to the terms of this Agreement.

2.1.2.   Except as set forth in this Section 2.1.2, during the term of this Agreement, Pioneer agrees that Company or its Affiliates shall be the sole source of alfalfa seed products for sale to customers (including, without limitation, Dealers) by Pioneer.

2.1.2.1.   In any Sales Year in which Company or its Affiliates shall fail to timely deliver the entire amount of Pioneer Products (meeting the quality specifications set forth in Appendix A) set forth in the Initial Demand Plan for such Sales Year or, if provided to Company for such Sales Year, the Revised Demand Plan (the amount of such failure to deliver being referred to as a "Shortfall"), Company shall, and shall cause its Affiliates to, use its commercially reasonable efforts to seek alternative sources of equivalent alfalfa seed products (meeting the quality specifications set forth in Appendix A) for sale and delivery to Pioneer in the amount of the Shortfall ("Alternative Supply"). If Company has not secured and delivered to Pioneer the entirety of the Alternative Supply on or prior to January 1 of the applicable Sales Year, then Pioneer (and its Affiliates) shall be entitled to seek alternative sources for (and to market, promote, distribute and sell in the Territory) alfalfa seed products in the then current Sales Year in an amount equal to the remaining Shortfall of the applicable Pioneer Products, provided that Pioneer has first purchased the entire amount of the applicable Pioneer Products that meet the quality specifications set forth in Appendix A that are made available by Company and its Affiliates pursuant to the terms of this Agreement.

2.1.2.2.   If any third party shall offer for license a new transgenic and/or native trait for dormant alfalfa seed that offers a superior value pricing opportunity compared to varieties offered by Company (each, a "New Product"), and Pioneer or its Affiliates desire to purchase such New Product for sale to customers (whether or not through its Dealers), Pioneer shall notify Company thereof in writing. Company shall have one year to inform Pioneer in writing (the "Election Notice") that (i) Company or its Affiliates have proprietary and/or distribution rights to offer the New Product, and (ii) Company or its Affiliates will agree to sell to Pioneer or its Affiliates their respective requirements for the New Product, on substantially the same terms offered by such third party. If Company shall fail to deliver the Election Notice, or shall fail to satisfy Pioneer's or its Affiliates' requirements for the New Product on substantially the same terms offered by such third party, Pioneer (and its Affiliates) shall be entitled to purchase and sell the New Product from such third party during the term of this Agreement until such time as Company or its Affiliates offer and deliver the New Product on substantially the same terms, and Pioneer's or its Affiliates marketing, promotion, distribution or sale of the New Product shall not constitute a breach of this Section 2.1.2.

2.1.2.3.   Company will, and will cause its Affiliates to, use commercially reasonable efforts to develop dormant alfalfa seed products which meet or exceed market standards in terms of pest resistance, forage yield, forage quality and other agronomic traits (as determined by mutual agreement of the parties). For purposes of this Section 2.1.2.3, satisfaction of Company's and its Affiliates obligation to use commercially reasonable efforts shall require commercial expenditures on research and development in an aggregate amount equal to or exceeding U.S. $1,500,000 (or such lower amount as Company can demonstrate is reasonably likely to enable it achieve the standard set forth in the first sentence of this Section). Commencing in 2016 and continuing for the term of this Agreement, Company shall deliver to Pioneer such information as shall be reasonably requested by Pioneer to confirm Company's compliance with this Section 2.1.2.3. No breach of this Section 2.1.2.3 will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 6.2.1. In the event of any breach of this Section 2.1.2.3, then Pioneer (and its Affiliates) shall be entitled to seek alternative sources for (and to market, promote, distribute and sell in the Territory) alfalfa seed products commencing in the second Sales Year immediately following the Sales Year in which such breach shall have occurred and continuing for the term of this Agreement, whereupon Company's obligations under this Section 2.1.2.3 shall be deemed to be of no further force or effect.

2.1.2.4.   Without limitation to any of the foregoing, but subject in all respects to the terms and conditions of the Production Agreement, (a) unless and until the parties shall have consummated the transactions contemplated by the Second APSA, Pioneer (and its Affiliates) shall be entitled to purchase from third parties (and market, promote, distribute and sell in the Territory) alfalfa seed varieties containing [**]1 and/or varieties derived from a [**]2 germplasm and (b) Pioneer (and its Affiliates) shall be entitled to purchase Purchased Units (as such term is defined

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1 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
2 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

Production Agreement) from third parties (and market, promote, distribute and sell in the Territory) the Purchased Units.

2.1.3.   During the term of this Agreement, Company shall not, and shall cause its Affiliates not to, directly or indirectly, market, promote, distribute, sell or otherwise transfer, in anyway, Pioneer Products in the Territory other than in accordance with the terms of this Agreement; provided that, for clarity, nothing in this Agreement (a) restricts the Company from any activity permitted under Section 2.3.4, (b) limits in any way Company's or any of its Affiliates' rights to, directly or indirectly, solicit business, market, promote, distribute, sell or otherwise transfer, Pioneer Products outside the Territory or (c) limits in any way Company's or any of its Affiliates' rights to, directly or indirectly, solicit business, market, promote, distribute, sell or otherwise transfer, products other than Pioneer Products whether within or outside the Territory.

2.1.4.   Except as expressly set forth in this Section 2.1, and except with respect to those varieties of alfalfa seed with respect to which Pioneer shall possess and retain rights or otherwise have contractual obligations to third parties, in each case, as of the Closing under the APSA, Pioneer will not market, promote, distribute, sell or in any other way deal in alfalfa seed or related products (including, without limitation, retail sales to customers or wholesale distribution of alfalfa seed other than Pioneer Products), whether within or outside of the Territory.

2.1.5.   The Parties acknowledge and agree that the marketing, promotion, distribution and sale of Pioneer Products pursuant to the terms of this Agreement may be done by or on behalf of Pioneer, its Affiliates or their respective Dealers, appointed at the sole discretion of Pioneer; provided, however, that nothing herein shall in any way limit any of Pioneer's or its Affiliates' Dealers' rights to market, promote, distribute sell or in any other way deal in any products (including, without limitation, any alfalfa seed products), whether within or outside of the Territory.

2.1.6.   In the event that any third party shall offer for license a germplasm for dormant alfalfa containing new transgenic and/or native traits, Company will use its commercially reasonable efforts to in-license such germplasm for purposes of this Agreement and shall make such products available for selection as Pioneer Products. No breach of this Section 2.1.6 will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 6.2.1.

2.2.   Future Pioneer Products Selection Process

2.2.1.   For Sales Year 2015, the Pioneer Products available exclusively to Pioneer for sale shall be the products identified on Schedule 1.7 as 2015 Pioneer Products.

2.2.2.   For Sales Year 2016, the Pioneer Products available exclusively to Pioneer for sale shall be the products identified on Schedule 1.7 as 2015 Pioneer Products and 2016 Pioneer Products.

2.2.3.   For Sales Year 2017, the following Provisions shall apply:

2.2.3.1.   The Initial Commercialization Selection List is set forth on Schedule 2.2.3.1.

2.2.3.2.   On or before January 31 of SY-2 year (in this case January 31, 2015), Pioneer shall be entitled to make two (2) selections from such Initial Commercialization Selection List by delivering written notice thereof to Company. In addition, Pioneer shall be entitled to one additional selection from such Initial Commercialization Selection List for every [**]3 units (or fraction thereof) of

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3 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

Pioneer Products sold during the Sales Year ending immediately prior to the selection date (in this case, Sales Year 2016), which selections shall be included in the written notice described in the immediately preceding sentence. Pioneer shall have the exclusive rights to market, promote, distribute and sell any of the products selected in accordance with this Section 2.2.3.2.

2.2.3.3.   Upon the delivery of the written notice described in Section 2.2.3.2 above, the Parties agree that, subject to Section 2.2.6, such selections of the Initial Experimental Varieties shall automatically be included in Schedule 1.7.

2.2.3.4.   Company, in its sole discretion, may offer to Pioneer additional varieties of alfalfa seed to select as Experimental Varieties for Pioneer's consideration. With respect to such additional varieties of alfalfa seed that are ultimately selected by Pioneer, the Parties agree that such selections shall automatically be included in Schedule 1.7.

2.2.4.   For Sales Year 2018 (and continuing thereafter during the term of this Agreement), the following provisions shall apply:

2.2.4.1.   Company shall prepare a new Testing Year Selection List on or before December 31 of each SY-4 and shall promptly send it, together with all applicable Technical Information relating to the varieties of alfalfa seed derived from germplasm included as a Purchased Asset under the APSA or the Second APSA, as applicable, (including any germplasm that is the subject of any Transferred Contract, as such term is defined in the APSA or the Second APSA, as applicable) by pedigree by Company or its Affiliates or to which Company or its Affiliates has obtained proprietary and/or distribution rights on the Testing Year Selection List (other than, in the case of non-dormant alfalfa seed, proprietary germplasm of Company or its Affiliates), to Pioneer.

2.2.4.2.   On or before January 31 of each SY-3, Pioneer shall be entitled to make four (4) selections from such Testing Year Selection List by delivering written notice thereof to Company. In addition, Pioneer shall be entitled to one additional selection from such Testing Year Selection List for every [**]4 units (or fraction thereof) of Pioneer Products sold during the Sales Year ending immediately prior to the selection date, which selections shall be included in the written notice described in the immediately preceding sentence. Such Pioneer selection rights shall be from the entire list of all alfalfa seed varieties offered by Company or its Affiliates and shall be ahead of any other selection process by Company or its Affiliates, either for itself or for any other licensee or distributor of Company or its Affiliates, or otherwise made available to any other Person. Any of the products selected by Pioneer in accordance with this Section 2.2.4.2 will be treated hereunder as Pioneer Products; provided, however, that if such selected variety is not again selected in SY-2 (or in any subsequent year) from the Commercialization Selection Year List, then such alfalfa seed variety shall no longer be treated as a Pioneer Product and shall be free to be used by Company or its Affiliates as Company may determine, but subject in all events to the terms of this Agreement.

2.2.4.3.   On or before December 1 of each SY-3, Company shall prepare a new Commercialization Selection List and shall promptly send it, together with all applicable Technical Information relating to the Experimental Varieties on the Commercialization Selection List, to Pioneer.

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4 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

2.2.4.4.   On or before January 31 of each SY-2 year, Pioneer shall be entitled to make two (2) selections from such Commercialization Selection List by delivering written notice thereof to Company. In addition, Pioneer shall be entitled to one additional selection from such Commercialization Selection List for every [**]5 units (or fraction thereof) of Pioneer Products sold during the Sales Year ending immediately prior to the selection date, which selections shall be included in the written notice described in the immediately preceding sentence. Any of the products selected by Pioneer in accordance with this Section 2.2.4.4 will be treated hereunder as Pioneer Products.

2.2.4.5.   Upon the delivery of the written notice(s) described in Sections 2.2.4.2 and 2.2.4.4 above, the Parties agree that such selections of the applicable alfalfa seed varieties shall automatically be included in Schedule 1.7.

2.2.4.6.   Company, in its sole discretion, may offer to Pioneer additional varieties of alfalfa seed to select as Experimental Varieties for Pioneer's consideration. With respect to such additional varieties of alfalfa seed that are ultimately selected by Pioneer, the Parties agree that such selections shall automatically be included in Schedule 1.7.

2.2.5.   Within ten (10) days following the date upon which any selections of alfalfa seed varieties shall be deemed to have been automatically included in Schedule 1.7, Company shall deliver to Pioneer an updated Schedule 1.7 reflecting such additions.

2.2.6.   If, in Sales Year 2017 (or in any subsequent Sales Year), Pioneer and its Affiliates do not commit to purchase at least 800 units of any Pioneer Product, the applicable variety will no longer be deemed a Pioneer Product and will be automatically removed from Schedule 1.7.

2.3.   Production, Orders and Sales

2.3.1.   Reserved.

2.3.2.   For sales in Sales Year 2015 and Sales Year 2016, Company shall be required to provide, and Pioneer shall be required to purchase, the quantities of Pioneer Products as set forth in Schedule 2.3.2 and at the prices set forth in Schedule 2.3.3.1.

2.3.3.   For sales in Sales Year 2017 (and continuing thereafter during the term of this Agreement), the following provisions shall apply:

2.3.3.1.   Company shall, on an annual basis on or before June 1 of the applicable SY-2, deliver to Pioneer, in writing, the prices and the terms on which Company or its Affiliates intend to offer Pioneer Products for sale to Pioneer for distribution to Pioneer's customers for the Sales Year in which the then current year is SY-2. The initial prices to be established for the particular Pioneer Products shall be as set forth in Schedule 2.3.3.1 for Sales Year 2015 and 2016. The parties agree that the prices for any alfalfa seed varieties offered to Pioneer shall not increase by more than four percent (4%) (the "Cap"), by variety from the prices for the immediately preceding Sales Year; provided that the parties will discuss in good faith an increase in the Cap for any Sales Year in which an increase in grower compensation costs due to changes in market conditions cause Company's or its Affiliate's total production costs to increase at a percentage exceeding the amount of the Cap.

2.3.3.2.   On or before June 30 of the applicable SY-2, Pioneer shall provide Company, in writing, with a demand plan (hereinafter referred to as the "Initial Demand Plan")

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5 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

specifying the number of units by variety of Pioneer Products it intends to order for sale in the Sales Year for which the then current year is SY-2, including the number of units by variety of Pioneer Products that should be certified, as may be required under applicable state, provincial, federal, or international laws, rules and regulations or any other applicable seed, import or export laws, rules and regulations. The Initial Demand Plan shall include units of each Experimental Variety selected by Pioneer from the Commercialization Selection List for such applicable Sales Year.

2.3.3.3.   With respect to any Initial Demand Plan, Pioneer may, in its sole discretion, by February 1 in the immediately following year (SY-1), provide a revised demand plan (hereinafter referred to as the "Revised Demand Plan") to increase the number of units by variety of Pioneer Products it intends to order for sale in the Sales Year for which the then current year is SY-1 (the quantities of Pioneer Products specified in the Revised Demand Plan in excess of the quantities specified in the Initial Demand Plan are hereinafter referred to as the "Increased Demand"); provided, however, that any such Increased Demand shall not exceed twenty percent (20%) for any single variety as specified in the Initial Demand Plan; and provided, however, that if such Increased Demand would require Company to enter into any grower commitments at pricing that is equal to or greater than one hundred five percent (105%) of Company's average cost for such variety as compared to the applicable costs for such variety in the same Sales Year, then Pioneer will reimburse Company for one-half (1/2) of the incremental costs relating to such grower commitments incurred by Company with respect to the Increased Demand within thirty (30) days following the delivery of an invoice therefor and reasonable supporting documentation.

2.3.3.4.   Company shall be obligated to use commercially reasonable efforts to secure contracted planting acres sufficient (based on average yields for the preceding three-year period), together with any carryover inventory, to provide one hundred ten percent (110%) of the Pioneer Products specified in the Initial Demand Plan or any Revised Demand Plan. On or before September 1 in each calendar year, Company shall deliver to Pioneer written notice of the number of planting acres that Company has contracted for purposes of growing Pioneer Product and the estimated number of Units of Pioneer Products Company expects to deliver to Pioneer for the immediately following Sales Year (including the calculations utilized by the Company in determining the anticipated yield from the specified contracted planting acres). In the event that Company shall not have planted (or caused to be planted) acres sufficient (based on average yields for the preceding three-year period), together with carryover inventory, to provide one hundred ten percent (110%) of the Pioneer Products specified in the Initial Demand Plan or any Revised Demand Plan, and Company shall have failed to timely deliver one hundred percent (100%) of the Pioneer Products specified in the Initial Demand Plan and at least eighty percent (80%) of the Increased Demand by variety specified in the Revised Demand Plan, Company shall pay to Pioneer an amount equal to the product of (i) the number of such units that Company shall have failed to deliver and (ii) [**]6, which amounts shall be payable within thirty (30) days following delivery of an invoice therefor. Except as set forth in Section 2.3.7, the foregoing payment will be Pioneer's exclusive remedy and Company's sole liability for any breach of this Section 2.3.3.4 and no breach of this Section 2.3.3.4 will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 6.2.1; provided, however, that (i) if Company shall fail to timely pay any amounts payable pursuant to this Section 2.3.3.4 or (ii) if Company shall be required to make payments pursuant to this Section 2.3.3.4 in three consecutive Sales Years, then breach of this Section 2.3.3.4 will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 6.2.1.

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6 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

2.3.3.5.   Commencing with Sales Year 2017, to the extent made available by Company in accordance with the terms and conditions of this Agreement, Pioneer shall be obligated to purchase (i) at least one hundred percent (100%) of the of the Pioneer Products specified in the Initial Demand Plan and (ii) eighty percent (80%) of the Increase Demand by variety specified in the Revised Demand Plan, in each case, on the terms, and subject to the conditions, set forth in this Agreement.

2.3.3.6.   Sales Years 2017 and all subsequent Sales Years, Pioneer shall be obligated to deliver an Initial Demand Plan and, if applicable, a Revised Demand Plan, that, consistent with Section 2.3.3.5 above, would obligate Pioneer to purchase not less than one hundred thirty thousand (130,000) units of Pioneer Products; provided, however, that (i) prior to the Sales Year immediately following the Sales Year in which the transactions contemplated by the Second APSA shall have been consummated (if applicable) and/or (ii) if in any applicable Sales Year (A) Pioneer Products shall include alfalfa seed varieties containing [**]7, and (B) Company shall not produce or offer for sale to Pioneer such Pioneer Products, then in either case, the foregoing reference to one hundred thirty thousand (130,000) units of Pioneer Products shall be revised to be one hundred four thousand (104,000) units of Pioneer Products; provided, further, that if a third-party shall offer for sale a New Product, and Company shall fail to deliver an Election Notice or shall fail to satisfy Pioneer's or its Affiliates' requirements for New Products on substantially the same terms offered by such third party, then the foregoing references to one hundred thirty thousand (130,000) units of Pioneer Products and/or to one hundred four (104,000) units of Pioneer Products, if applicable, shall be further reduced by an amount equal to the number of New Products purchased by Pioneer or its Affiliates for sale in such Sales Year from such third party; provided, further, that this Section 2.3.3.6 shall be of no further force or effect to the extent that Company's obligations under Section 2.1.2.3 shall be deemed to be of no further force or effect.

2.3.3.7.   Notwithstanding anything herein to the contrary (including, without limitation, with respect to the twenty percent (20%) limitation for Revised Demand Plans set forth in Section 2.3.3.3), upon the consummation of the Closing under the Second APSA (as such term is defined therein) by the parties (or their respective successors), (i) the Pioneer Products shall automatically be deemed to include the Alfalfa Varieties (as such term is defined in the Production Agreement), and (ii) the then applicable Initial Demand Plan and/or Revised Demand Plan (as such terms are defined in this Agreement), shall automatically be deemed to include the then applicable 2015 Contracted Amount, 2016 Contracted Amount or 2017 Contracted Amount (as such terms are defined in the Production Agreement), and the parties shall amend this Agreement as necessary to reflect the foregoing, together with any other provisions herein as necessary to give effect thereto and to the termination of the Production Agreement and/or the Research Agreement (including, without limitation, to account for any payments made pursuant to the Production Agreement with respect to the Alfalfa Varieties in the relevant Sales Year(s) and to update the Commercial Selection List, Experimental Varieties and the Testing Year Selection List to account for varieties of alfalfa seed that are then the subject of the Research Agreement).

2.3.4.   Subject to Section 2.3.3.5, Pioneer shall have the exclusive right, but not an obligation, to purchase for distribution all amounts of Pioneer Products in the possession of Company or its Affiliates. Not later than May 1 of each Sales Year, Company shall notify Pioneer in writing of the quantities of such Pioneer Products in the possession of Company or its Affiliates. Pioneer's request for such additional quantities of Pioneer Products can be made

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7 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

at any time prior to June 1 of the applicable Sales Year. For any amounts of Pioneer Products not purchased by Pioneer in any Sales Year, Company may dispose of such Pioneer Products within the Territory by any of the following means (directly or indirectly): (a) marketing, promoting, distributing, selling or otherwise transferring them as certified blended Company (or Company Affiliate) branded products (using Company or Company Affiliate bags and tags), provided that such products are sold under another variety name, except where prohibited by applicable law, (b) marketing, promoting, distributing, selling or otherwise transferring them as certified blended third party private label branded products, provided that such products are sold under another variety name, except where prohibited by applicable law, or (c) marketing, promoting, distributing, selling or otherwise transferring them (using Company bags and tags or otherwise) as sold as Variety Not Stated (or any similar provision approved by state, federal or international seed regulators to sell such seed in a manner where variety names are not listed) or as blends or mixtures with other non-Pioneer Products; provided, however, that the number of Pioneer Products disposed of by the Company within the Territory in accordance with (a), (b) or (c) above shall not exceed, in any Sales Year, [**]8 percent ([**]9%) of the amount set forth in the Initial Demand Plan and the Revised Demand Plan for such Pioneer Product in such Sales Year. In the event that Pioneer has elected not to purchase excess quantities of Pioneer Products in any Sales Year pursuant to this Section 2.3.4, and the number of such excess quantities of Pioneer Products is greater than [**]10 percent ([**]11%) of the amounts set forth in the Initial Demand Plan and the Revised Demand Plan for such Sales Year, then Company may, no later than June 1 of such Sales Year deliver to Pioneer written notice of its election to enter into good faith negotiations with Pioneer regarding the terms and conditions pursuant to which Company may dispose of the excess quantities of Pioneer Products described in this sentence, whereupon Company and Pioneer shall negotiate such terms and conditions, in good faith, for up to sixty (60) days following the delivery of such written notice. Notwithstanding the above, Company may retain such Pioneer Products to meet subsequent demand plan requests of Pioneer, provided that Company so notifies Pioneer of its intent to do so by June 1 of the applicable Sales Year.

2.3.5.   On or before June 30 in each SY-1, Pioneer shall provide a conditioning request to Company that provides its then current request for Pioneer Products by variety in substantially the form set forth on Schedule 2.3.5. Pioneer shall have the right to amend such request thereafter to the extent that such Pioneer Products have not yet been conditioned in the manner as originally set forth in any previous conditioning request. By way of example, Pioneer may request changing a previous request for bulk untreated or treated seed to fully conditioned, treated and bagged units, but may not request a change from fully conditioned, treated or untreated, bagged units to bulk conditioned units without an agreement in writing between the parties. As another example, Pioneer may request to change bulk untreated to bulk treated.

2.3.6.   On or before October 1 in each SY-1 (other than SY-1 for Sales Year 2015), Pioneer shall deliver a written delivery plan for Pioneer Products for the applicable Sales Year, which such delivery plan shall specify the applicable delivery point (hereinafter referred to as the "Delivery Point"); provided, however, that on no less than fifteen (15) days prior written notice given prior to the delivery of the applicable Pioneer Products, Pioneer shall be permitted to modify the applicable Delivery Point for such Pioneer Products. The delivery plan for Pioneer Products for Sales Year 2015 is set forth on Schedule 2.3.6. To the extent that the Delivery Point is not in Nampa, Idaho, Pioneer will reimburse Company for the costs of shipping and transportation incurred by Company within thirty (30) days following delivery of an invoice therefor (which invoice shall include reasonable supporting documentation). Company shall use its commercially reasonable efforts to deliver Pioneer Products in accordance with such written delivery plan to the specified Delivery Point; provided,

_________________________
8 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
9 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
10 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
11 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

however, that Pioneer shall not request delivery of, and Company shall not deliver, Pioneer Products for the applicable Sales Year before November 1 in such SY-1 nor later than February 15 of such Sales Year. Except as set forth in this Section 2.3.6, all Pioneer Products purchased hereunder shall be delivered DDP Delivery Point (Incoterms 2010). Title and risk of loss of the Pioneer Products purchased hereunder shall pass from Company to Pioneer simultaneously with delivery thereof made in accordance with this Section 2.3.6.

2.3.7.   In the event any Pioneer Products fails to meet standards set forth in Appendix A, Pioneer shall notify Company, and shall promptly upon Company's request (and at Company's expense) return such seed to Company. Without limitation to any other provision herein (including Section 7.8), Pioneer shall be entitled to a refund of the purchase price paid for any such Pioneer Products not meeting the standards set forth in Appendix A, together with reimbursement of any costs and taxes incurred by Pioneer in connection with the purchase of such Pioneer Products. Any claim for non-delivery, damage, non-conformance, or other defect of Pioneer Products must be made within sixty (60) days after delivery thereof (or, in the case of non-delivery, within sixty (60) days of the date specified in the written delivery plan submitted pursuant to Section 2.3.6); provided, however, that as to any such cause not reasonably discoverable by visual inspection within such sixty (60) day period, any claim based thereon shall be deemed to be waived by unless made in writing and received by Company no later than fifteen (15) days after Buyer learns of such defect giving rise to such claim. For the avoidance of doubt, any damage or other cause that is not reasonably discoverable without opening any bag or other container shall not be deemed to be reasonably discoverable by visual inspection. All claims not made in writing and received by Company within the time periods specified above shall be deemed waived. No claim will be allowed or returned Pioneer Product accepted if the Pioneer Product has been treated or processed in any manner, except upon proof satisfactory to Company of the existence of a latent defect not ascertainable before treating or processing. Pioneer's exclusive remedy and Company's sole liability for any breach of this Section 2.3.7, shall be (i) with respect to Pioneer Products that are not timely delivered, damages payable pursuant to Section 2.3.3.4, (ii) at Company's option, either (a) replace damaged, non-conforming or defective Pioneer Product with non-damaged, conforming, non-defective Pioneer Product or (b) refund any purchase price paid by Pioneer for the non-conforming Pioneer Product, which replacement or refund shall be made within thirty (30) days of the delivery of written notice thereof, (iii) refund of all reasonable, documented costs incurred in connection with the freight, insurance, transportation, export, or import of such Pioneer Product paid by Pioneer for such late delivery, non-delivery, or damaged, non-conforming or defective Pioneer Product delivery, within thirty (30) days of the delivery of an invoice therefor and reasonable supporting documentation, and (iv) indemnification for third party claims pursuant to Section 7.8.1. No breach of this Section 2.3.7 will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 6.2.1; provided, however, that (i) if Company shall fail to timely replace or pay any amounts payable pursuant to this Section 2.3.7 or (ii) if Company shall be required to replace or make payments for damaged, non-conforming or defective Pioneer Products pursuant to this Section 2.3.7 with respect to more than five percent (5%) of the Pioneer Products purchased in any Sales Year, then breach of this Section 2.3.7 will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 6.2.1.

2.3.8.   Payments for Pioneer Products purchased under this Agreement shall be paid as follows:

2.3.8.1.   On or before January 5, 2015, Pioneer shall pay to Company, with respect to the 2015 Sales Year, four-fifths (4/5) of the total purchase price for the 2015 Pioneer Products specified in Schedule 2.3.2. On or before November 15, SY-1, Pioneer shall pay to Company (i) with respect to the 2016 Sales Year, one third (1/3) of the total purchase price for the 2016 Pioneer Products specified in Schedule 2.3.2. and (ii) with respect to each other Sales Year thereafter, an amount that is equal to one third (1/3) of the total purchase price for the Pioneer Products (by variety and number of units) specified in the Initial Demand Plan for such Sales

Year, or, if provided to Company, the Revised Demand Plan for such sales year, less the purchase price for twenty percent (20%) of the Increased Demand (by variety and number of units).

2.3.8.2.   On or before January 15, Sales Year, Pioneer shall pay to Company (i) with respect to the 2016 Sales Year, one third (1/3) of the total purchase price for the 2016 Pioneer Products specified in Schedule 2.3.2. and (ii) with respect to each other Sales Year thereafter, an amount that is equal to one third (1/3) of the total purchase price for the Pioneer Products (by variety and number of units) specified in the Initial Demand Plan for such Sales Year, or, if provided to Company, the Revised Demand Plan for such sales year, less the purchase price for twenty percent (20%) of the Increased Demand (by variety and number of units).

2.3.8.3.   On or before April 15, Sales Year, Pioneer shall pay to Company an amount that is equal to the purchase price for the Pioneer Products purchased by Pioneer and delivered for the applicable Sales Year in accordance with Section 2.3.6 above (such amount hereinafter referred to as the "Sales Year Purchase Price"), less an amount equal to payments made pursuant to Sections 2.3.8.1 and/or 2.3.8.2 above; provided, however, that if in any Sales Year the amount paid by Pioneer pursuant to Sections 2.3.8.1 and/or 2.3.8.2 is greater than the Sales Year Purchase Price, then Company shall pay to Pioneer an amount equal to such difference not later than April 15, Sales Year.

2.3.8.4.   Any payment not made by the dates referenced above shall accrue interest at the rate of one half percent (1/2%) per month until paid.

2.3.8.5.   Each of Company and Pioneer shall be responsible for (and remit as prescribed by the laws of any duly constituted taxing authority with jurisdiction) any sales, use, value added, goods and services, transfer or similar taxes, or any surcharges or escheat requirements, (collectively, the "Taxes") imposed upon such party or its Affiliates by the laws of such jurisdiction in effect at the time Pioneer Products are provided. For jurisdictions where the Taxes are imposed by statute upon Company, without statutory provision for recovery from Pioneer, Company shall bear the Taxes in full and without reimbursement. For jurisdictions where the Taxes are imposed by statute upon Pioneer, Company shall separately itemize the Taxes on each invoice for which the Taxes are applicable. In the alternative, Pioneer may timely provide Company with the required documentation to exempt the Pioneer Products from the Taxes or to evidence Pioneer's authority to remit the Taxes directly.

2.3.8.6.   Pioneer shall withhold income or other Taxes from payments to Company to the extent that such Taxes are required by any duly constituted taxing authority and in no event shall Pioneer be required to "gross up" or increase any payment to Company for such Taxes. Pioneer shall not be responsible for (i) any taxes based upon the assets, capital, equity, gross receipts, net income or taxable margin of Company (or its Affiliates), (ii) any penalties or interest resulting from Company's (or its Affiliates') failure to timely pay any Taxes attributable to the Pioneer Products or, if such Taxes are imposed by applicable law upon Pioneer and remitted through Company, to timely notify Pioneer of such Taxes, (iii) the employer's share of any employment related taxes of any sort (including federal, state and provincial social security taxes and federal, state and provincial unemployment taxes for all employees engaged by Company (or its Affiliates), or (iv) any other taxes or charges applicable to Company's (or its Affiliates') actions, facilities, employees and materials used in providing the Pioneer Products.

2.3.9.   Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Pioneer shall have the right to bag, re-bag, tag, re-tag and blend any Pioneer Products purchased pursuant to this Agreement and to the extent Pioneer or its Affiliates take such actions (or cause to be taken such actions), Company shall promptly, upon request from Pioneer, perform, complete and deliver the results of, all tests required by law to be conducted in accordance with the standard set forth on Appendix A, including any germination tests, to the extent such samples are provided by or on behalf of Pioneer to Company. Pioneer will reimburse Company for all costs reasonably incurred by Company in performing the testing described in this Section 2.3.9.

2.3.10.   Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Pioneer shall have the right to treat or retreat (or coat or re-coat) any Pioneer Products in their sole discretion, and the same will not constitute a violation of the Patent License (as such term is defined in the APSA), any Company Rights or any other intellectual property rights of Company or its Affiliates.

3. Additional Obligations

3.1.   Company will provide Pioneer with reasonable access to an agronomist and/or research scientist and such other sales support, assistance, advice and other information (as is mutually agreeable) to enhance Pioneer's ability to perform its obligations under this Agreement.

3.2.   If Pioneer reasonably determines that registration or inscription of one or more Pioneer Products is necessary or desirable in the Territory, Company agrees to use commercially reasonable efforts to cooperate with (and to cause its Affiliates to use commercially reasonable efforts to cooperate with) Pioneer and its Affiliates in order to obtain and maintain such registration or inscription. The costs payable to applicable governmental bodies for obtaining and/or maintaining any such registration or inscription shall be borne solely by Pioneer.

3.3.   Company agrees that it will (and will cause its Affiliates to) utilize the tagging equipment specified by Pioneer during the term of this Agreement for all Pioneer Products purchased by Pioneer hereunder. Pioneer shall provide tag printing guidelines to Company and its Affiliates, as the same may be updated or revised by Pioneer on reasonable prior written notice. Pioneer shall provide the software required to support the dedicated tagging printer utilized by Company for purposes of supply Pioneer Products pursuant to the terms of this Agreement.

3.4.   Company shall ensure (and shall cause its applicable Affiliates to ensure) that germination tests as required by law are conducted in accordance with standards set forth on Appendix A on each lot of Pioneer Products.

3.5.   For purpose of data to be submitted to Pioneer for alfalfa seed varieties in the Testing Year Selection List and the Commercialization Testing List, Company shall conduct testing that includes the then most current Pioneer Products and other then current representative samples of competitor products in the U.S. market.

3.6.   In February 2015 and in December of each calendar year during the term of this Agreement, the representatives of Company and Pioneer shall meet (in person or telephonically) to review and discuss the varieties of alfalfa seed in Company's pipeline, including, without limitation, the Experimental Varieties. Starting in calendar year 2015 and continuing for the duration of this Agreement, and subject to compliance with Company's, its applicable Affiliate's or any applicable third party's visitor safety rules and requirements, Company shall, during Company's or its applicable Affiliate's normal business hours and on not less than five days prior written notice to Company, permit Pioneer to visit Company's or its applicable Affiliate's locations where Pioneer Products are grown, tested, or packaged with its agents or employees who are subject to confidentiality agreements similar in scope and nature to Section 7.14 hereof, and Company shall use its commercially reasonable efforts to cause any third party that grows, tests or packages Pioneer Products on behalf of Company or its Affiliates to permit Pioneer, its agents or employees to visit such applicable locations, in all events for the limited purpose of observing the manufacture, production, research, testing and/or packaging of Pioneer Products by or on behalf of Company or its Affiliates; provided, however, that such visit or observation shall not unreasonably interfere with activities carried out by Company, its Affiliates or such third parties at such locations.

3.7.   No breach of the obligations in Sections 3.1 through 3.3 will constitute grounds for termination of this Agreement by Pioneer pursuant to Section 6.2.1.

4. Warranty

4.1.   Company agrees to use commercially reasonable efforts to cooperate (and to cause its Affiliates to use commercially reasonable efforts to cooperate) when Pioneer may reasonably request to limit liability of Pioneer, its Affiliate and their respective Dealers and Company to any person to whom Pioneer, its Affiliates or their respective Dealers sells such products, including making the bag and tag language set forth on the Pioneer Products, or other terms as Pioneer provides from time-to-time as part of the terms of sale of the Pioneer Products to all ultimate purchasers or users.

4.2.   Company will cooperate (and shall cause its Affiliates to cooperate) with Pioneer in providing legal documentation, and tests, reasonably requested by Pioneer in order to obtain all necessary registrations, permissions and approvals for the distribution of the Pioneer Products in the Territory.

4.3.   Company represents and warrants that, at the time Company delivers (or causes to be delivered) the Pioneer Products at the Delivery Point, (i) such Pioneer Products are free of all encumbrances (including all liens and security interests), (ii) Company has good title to the Pioneer Products, with the right to sell the Pioneer Products to Pioneer and (iii) such Pioneer Products will meet the specifications set forth on Appendix A, except as agreed to by the parties in writing, and will be useable and saleable in the ordinary course of business.

4.4.   Company represents and warrants that the marketing, promotion, distribution and sale of the Pioneer Products by Pioneer (or its Affiliates or their respective Dealers) in the Territory will not infringe any third party's intellectual property rights.

4.5.   EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, COMPANY DOES NOT MAKE AND COMPANY HEREBY SPECIFICALLY DISCLAIMS, ANY WARRANTIES, CONDITIONS, CLAIMS OR REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO SEED, INCLUDING, WITHOUT LIMITATION, IMPLIED CONDITIONS OR WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

5. Trademarks

5.1.   Pioneer hereby grants to Company the non-exclusive right and license to use the Trademarks: in the Territory under the terms and conditions generally imposed by Pioneer for such licenses solely for purposes of satisfying Company's obligations under the terms and conditions of this Agreement. Company hereby agrees to comply with these terms and conditions and also agrees to execute the Trademark License set forth on Appendix C.

5.2.   Pioneer may refuse sale under the Trademarks of any Pioneer Products which Pioneer determines was stored by improper methods or conditions or does not conform to Pioneer standards or the specifications set forth in Appendix A; provided, that, Pioneer will not be obligated to purchase from Company such Pioneer Products pursuant to this Agreement.

5.3.   During the term of this Agreement, Pioneer shall at its own expense provide Company with such bags and tags that are necessary for the bagging of the Pioneer Products. Pioneer shall determine the appropriate bag and tag language that should be on the bag or on the tag to be attached to the bag. Company shall provide the equipment and printers necessary to print on demand such language as may be necessary to be on the tag at the time of conditioning.

5.4.   During the term of this Agreement, Pioneer shall at its own expense provide Company with the pallets that are reasonably necessary to facilitate the supply of the Pioneer Products pursuant to the terms of this Agreement. The parties acknowledge and agree that the pallets located at the Transferred Plant Site in Nampa shall satisfy Pioneer's obligations under this Section 5.4 until such time as Company shall otherwise notify Pioneer in writing.

6. Term and Termination

6.1.   This Agreement shall be effective as of the date first written above and, unless terminated in accordance with Section 6.2 below, shall continue until September 30, 2024; provided, however, that the parties acknowledge and agree that Pioneer will not deliver any Demand Plan for any Sales Year commencing after the expiration of this Agreement.

6.2.   Notwithstanding the provisions of Section 6.1:

6.2.1.   either party shall have the right to terminate this Agreement by giving sixty (60) days written notice to the other party in the event of any material breach of this Agreement by the other party (which notice shall provide reasonable detail of such breach by the other party) and a failure to cure such breach within such sixty (60) day period.

6.2.2.   either party shall have the right to terminate this Agreement immediately by giving written notice to the other party if the other party shall be adjudicated a bankrupt or make an arrangement for the benefit of creditors, or bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation or dissolution proceedings shall be instituted by or against the other party and, if instituted adversely, the other party consents to the same or admits in writing the material allegations thereof or said proceedings shall remain undismissed for ninety (90) days.

6.3.   Upon expiration or termination of this Agreement, except as provided in Section 7.11, all rights and obligations under this Agreement shall become null, void and ineffective, except that the rights and obligations of either party that have accrued shall not be affected thereby. The foregoing notwithstanding, Pioneer (or its Affiliates or their respective Dealers) may sell the Pioneer Products delivered to Pioneer pursuant to this Agreement during the Sales Year in which this Agreement expires in accordance with Section 6.1, or if this Agreement is terminated pursuant to Section 6.2, in the Sales Year in which this Agreement is terminated or in the next succeeding Sales Year.

6.4.   The right of either party to terminate this Agreement is not an exclusive remedy, and upon breach of this Agreement, either party shall be entitled alternatively or cumulatively to any available remedy against the other party at law or in equity.

7. General Provisions

7.1.   Waiver. Any failure to enforce a breach shall not constitute a waiver of such breach. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described in such duly executed written waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.

7.2.   Severability. If any provision hereof is found invalid or unenforceable pursuant to any executive, legislative, judicial or other decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms, unless either party deems the invalid or unenforceable provisions to be essential to this Agreement, in which case such party may terminate this Agreement, effective immediately, upon written notice to the other party.

7.3.   Governing Law: Dispute Resolution: Section Titles.

7.3.1.   Except as set forth in Section 7.3.7, any dispute between the parties arising out of or relating to this Agreement or the transactions contemplated hereby, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the parties fail to agree, shall, upon the written request of a party, be referred to designated senior management representatives of the parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

7.3.2.   If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources (hereinafter referred to as "CPR") Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each party involved in the arbitration shall appoint one, and the two appointees shall select the third, subject to meeting the qualifications for selection. If the parties have difficulty finding suitable arbitrators, the parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Des Moines, Iowa. The arbitrators shall apply the substantive law of the State of Iowa, without regard to its conflicts of law principles, and their decision thereon shall be final and binding on the parties. Discovery shall be allowed in any form agreed to by the parties, provided that if the parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each party shall be responsible for and shall pay for the costs and expenses incurred by such party in connection with any such arbitration; provided, however, that all filing and arbitrators' fees shall be borne fifty percent (50%) by Pioneer and fifty percent (50%) by Company. Each party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Section 7.10 (as such address may be updated from time to time in accordance with the terms of Section 7.10). Any arbitration contemplated by this Section 7.3 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable party in accordance with and at the address set forth in Section 7.10 (as such address may be updated from time to time in accordance with the terms of Section 7.10) and such demand letter shall state the amount of relief sought by the party making the demand. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

7.3.3.   All proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the parties to each other or to the arbitration panel in connection with this Section 7.3 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other proceedings except as may be required by applicable law.

7.3.4.   This Agreement shall be governed by the substantive laws of the State of Iowa, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Des Moines, Iowa shall have exclusive jurisdiction over any proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the transactions contemplated hereby. The parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts' process upon them with respect to any such proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Section 7.10 (as such address may be updated from time to time in accordance with the terms of Section 7.10).

7.3.5.   The parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm's-length negotiation between the parties.

7.3.6.   Notwithstanding anything to the contrary in this Section 7.3, either party to this Agreement may seek, in the State or Federal courts in the City of Des Moines, Iowa, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 7.3 and, by doing so, such party does not waive any right or remedy available under this Agreement.

7.3.7.   Company acknowledges and agrees that Pioneer would be irreparably harmed by any violation by Company of the restrictive covenants set forth in Section 5 and that, in addition to all other rights and remedies available to Pioneer at law or in equity (which in all events shall be subject to the applicable limitations contained herein), Pioneer shall be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

7.3.8.   Titles of sections are for reference only and shall not govern the interpretation of this Agreement.

7.4.   Entire Agreement; Modifications. This writing (together with the APSA and the Second APSA, if applicable, and the Transaction Documents, as such term is defined in the APSA) contains the entire agreement between the Parties superseding any prior agreements dealing with the subject matter hereof. No modification of this Agreement shall be effective unless it is in writing, signed by the parties.

7.5.   Assignment. Neither party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party; provided, however, that no consent shall be required if this Agreement is assigned by a party to an Affiliate or in connection with the sale, transfer or assignment of all or substantially all of the party's business or assets and such Affiliate or purchaser, transferee or assignee shall have agreed, in a writing reasonably acceptable to the other party, to be bound by the terms of this Agreement and to assume such party's obligations hereunder; provided, further, that in the case of Company, Company may only assign this Agreement to an Affiliate if (i) such Affiliate is wholly-owned by Company and (ii) Company shall have executed and delivered to Pioneer a guaranty in substantially the same form as the Guaranty (as defined in the APSA), pursuant to which Company shall guaranty all of the obligations of such wholly-owned Affiliate under this Agreement. Any attempted assignment in violation of this Section 7.5 shall be void.

7.6.   Third Party Benefits. This Agreement shall be binding upon, and inure to the benefit of each of the parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any party hereto to, any person or entity other than the parties hereto.

7.7.   Force Majeure. The failure or delay of either party to perform any obligation under this Agreement by reason of acts of God, adverse weather conditions (either from the perspective of agricultural production of seed or its shipment by sea/air), epidemics, acts of civil or military authority, civil disturbance, war, strikes or other labor disputes or disturbances, fire, transportation contingencies, shortage of facilities, fuel, energy, labor or materials, or laws, regulations, acts or orders of any governmental agency or official thereof, other catastrophes, or any other circumstance beyond its reasonable control ("Force Majeure") shall not be deemed to be a breach of this Agreement so long as the party so prevented from complying with this Agreement shall have used its commercially reasonable efforts to avoid such Force Majeure or to ameliorate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such default or breach, performance of the obligations shall be deferred until the Force Majeure ceases.

7.8.   Indemnification.

7.8.1.   Company will defend, indemnify, protect and hold harmless Pioneer, its Affiliates and their respective executives, officers, directors, stockholders, representatives, employees, agents (including, without limitation Dealers), parent companies, and subsidiaries from and against any and all demands, actions, recalls, claims, obligations, causes of action, complaints, lawsuits and legal or other similar proceedings ("Claims") and any judgments, penalties, fines, settlements, losses, liabilities, damages and costs (including attorney's fees) resulting from any Claims to the extent Claims arise out of or are related to a breach by Company or its Affiliates of this Agreement (including, without limitation, any breach of the warranties set forth in Section 4).

7.8.2.   Pioneer shall defend, indemnify, protect and hold harmless Company, its Affiliates and their respective executives, officers, directors, stockholders, representatives, employees, agents, parent companies, and subsidiaries from and against any and all Claims and any judgments, penalties, fines, settlements, losses, liabilities, damages and costs (including attorney's fees) resulting from any Claims to the extent such Claims arise out of or are related to a breach by Pioneer or its Affiliates of this Agreement.

7.9.   Limitation on Liability. THE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS (OTHER THAN, FOR THE AVOIDANCE OF DOUBT, LOST PROFITS THAT WOULD CONSTITUTE GENERAL, DIRECT DAMAGES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OTHER THAN FOR SUCH DAMAGES OR LOST PROFITS ACTUALLY INCURRED BY SUCH PARTY PURSUANT TO A THIRD-PARTY CLAIM. NEITHER PARTY SHALL BE LIABLE OR OBLIGATED WITH RESPECT TO ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE AMOUNT OF THE AMOUNTS PAID BY OR TO IT HEREUNDER DURING THE TWELVE MONTH PERIOD PROCEEDING THE DATE SUCH CLAIM, DEMAND OR ACTION ARISES (OR IN THE CASE OF CLAIMS, DEMANDS OR ACTIONS ARISING PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, DURING THE TWELVE MONTH PERIOD FOLLOWING THE EFFECTIVE DATE), PROVIDED THAT THE FOREGOING LIMITATION ON DAMAGES SHALL NOT APPLY TO (I) LOSSES OR DAMAGES ACTUALLY INCURRED BY SUCH PARTY PURSUANT TO A THIRD-PARTY CLAIM, (II) CLAIMS, DEMANDS OR ACTIONS ARISING OUT OF OR RELATING TO INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD-PARTY, OR (III) LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO A BREACH OF SECTION 2.3.3.5, 2.3.3.6, 2.3.8.1, 2.3.8.2 OR 2.3.8.3.

7.10.   Notices. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, in which case such notice shall be deemed received upon delivery, or sent by prepaid air courier of internationally recognized repute, in which case such notice shall be deemed received upon receipt of confirmation of transmission of the telefax to the parties at the following address, or to such other address as may be designated by written notice given by either party to the other party:

If to Pioneer:

PIONEER HI-BRED INTERNATIONAL, INC.
Attention: General Counsel
DuPont Pioneer
7250 N.W. 62nd Ave.
P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-4844

If to Company:

S&W SEED COMPANY
Attention: Chief Financial Officer
1974 N. Gateway Blvd., Suite 104
Fresno, CA 93727
Fax: (559) 255-5457

7.11.   Survival: In addition to any accrued rights. The provisions under Sections 6.1, 6.3, 6.4 and this Article 7 (together with any other provisions of this Agreement necessary to give effect thereto) shall survive any expiration or termination of this Agreement and shall remain in full force and effect thereafter.

7.12.   Relationship of the Parties. Pioneer and its Affiliates are independent purchaser and/or sellers of the Pioneer Products and shall not be considered an agent, partner or legal representative of Company or its Affiliates for any purpose. Pioneer shall perform its obligations under this Agreement and otherwise conduct its business in its own name and for its own account. Without limitation to the foregoing, the parties acknowledge and agree that Pioneer and its Affiliates shall at all times be considered an independent contractor and shall establish its own sales prices for its sales of products to its Dealers and customers.

7.13.   Conflict. In the event of conflict between the terms of this Agreement and the provisions of any printed standard terms and conditions of sale covering the sale of Pioneer Products and/or terms on invoices, the terms of this Agreement shall prevail.

7.14.   Confidentiality.

7.14.1.   For purposes of this Agreement, "Confidential Information" means this Agreement, and the Schedules and Exhibits hereto, and any information disclosed by one party or its Affiliates or their representatives to the other party or its Affiliates or their representatives in connection with the transactions contemplated hereby and identified in writing as "confidential" or similar notation. Except as otherwise permitted by this Agreement, a party shall not, and shall cause its Affiliates and their respective employees, consultants, agents and attorneys not to, disclose the Confidential Information of the disclosing party or its Affiliates or their representatives to any third party or use the Confidential Information except for purposes of this Agreement and the transactions contemplated hereby without the prior written permission of the disclosing party for a period of five (5) years after the date of disclosure; provided, that the foregoing obligations of confidentiality and restricted use shall not extend to information that is: (i) already known at the time of its receipt by the receiving party, as shown by its prior written records; (ii) properly in the public domain through no fault of the receiving party; (iii) disclosed to the receiving party by a third party who may lawfully do so; or (iv) independently developed by or for the receiving party without use of the disclosing party's Confidential Information.

7.14.2.   Notwithstanding Section 7.14.1, a receiving party may disclose Confidential Information of the disclosing party required to be disclosed by applicable law or the rules or regulations of any U.S. or foreign securities exchange (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure, the receiving party shall use commercially reasonable efforts to (i) give the other party written notice of such requirement prior to any such disclosure and (ii) allow the other party reasonable time to take such steps as to limit such disclosure. The parties shall cooperate with one another in the good faith making or assertion of any available defense or privilege relating to the disclosure of the Confidential Information.

7.14.3.   Notwithstanding the foregoing, a receiving party may disclose Confidential Information to its Affiliates, and their respective officers, directors, employees, consultants, agents and attorneys (including, without limitation, Dealers) having a need to know for the purposes of consummating the transactions contemplated hereby and who are subject to a confidentiality agreement or obligation covering such information.

7.14.4.   Notwithstanding anything to the contrary contained in this Section 7.14, each party agrees that it shall, and shall cause its Affiliates and their respective officers, directors, employees, consultants, agents and attorneys to, (i) take reasonable measures to protect the secrecy, and avoid disclosure, except as expressly permitted by this Section 7.14, and unauthorized use, of the Confidential Information of the other party and its Affiliates and (ii) with respect to the Confidential Information of the other party and its Affiliates, take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

7.15.   Language. This Agreement may be executed in counterparts, all of which together constitute a single instrument. This Agreement may also be executed in English and another language. In the event there is a dispute regarding meaning, the English version shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PIONEER HI-BRED INTERNATIONAL, INC.	S&W SEED COMPANY
By __________________________________	By ___________________________________
Name:	Name:
Title:	Title:

[Signature Page to Distribution Agreement]